Exhibit 2.1












                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                            THERMOSPECTRA CORPORATION

                                       AND

                         THERMO INSTRUMENT SYSTEMS INC.


                          _____________________________

                            Dated as of July 30, 1997
                          _____________________________

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                            SHARE PURCHASE AGREEMENT

             THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of July 30, 1997 is between ThermoSpectra Corporation ("THS"), a Delaware corporation, and Thermo Instrument Systems Inc. ("THI"), a Delaware corporation.

                              Preliminary Statement

             1. Life Sciences International Limited ("LSI"), which is a majority-owned subsidiary of THI, owns, directly or through wholly-owned subsidiaries, all of the issued and outstanding shares (the "Shares") of NESLAB Instruments, Inc. ("NESLAB"), a New Hampshire corporation, NESLAB Instruments Europa BV, a Netherlands corporation ("NESLAB BV"), and NESLAB Instruments Ltd., a United Kingdom private Company ("NESLAB Ltd."). THI, LSI and those of LSI's wholly-owned subsidiaries that own Shares are referred to individually as a "Seller" and collectively as the "Sellers". NESLAB, NESLAB BV and NESLAB Ltd. are referred to herein as the "Company".

             2. THS desires to purchase, or cause its wholly-owned subsidiaries to purchase, and THI desires to sell, or to cause its subsidiaries to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

             NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

        SECTION 1 - PURCHASE AND SALE OF THE SHARES

             1.1 Purchase of the Shares from the Sellers. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), THI shall cause its subsidiaries to sell, transfer, convey, assign and deliver to THS, or its wholly-owned subsidiaries, and THS or its wholly-owned subsidiaries shall purchase, acquire and accept the Shares. At the option of THS, THS may acquire the Shares through the merger of a subsidiary of THS with and into NESLAB, pursuant to which merger the Sellers' shares of NESLAB would be canceled in exchange for the consideration set forth in Section 3.1 below.

             1.2  Further Assurances.   At any time and from time to time
        after the Closing, at THS's request and without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as THS may reasonably request, more effectively to transfer, convey and assign to THS, and to confirm THS's title to, all of the Shares owned by such Seller, to put THS in actual possession and
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        operating control of the assets, properties and business of the
        Company, to assist in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

             1.3  Purchase Price for the Shares.

                  (a) The purchase price to be paid by THS for the Shares (the "Purchase Price") shall consist of 2,869,717 shares of common stock, $.01 par value, of THS (the "THS Shares").

                  (b) THS and THI acknowledge and agree that the Purchase Price represents an estimate of the sum of (i) the net operating assets of the Company as of June 28, 1997, plus (ii) a percentage of the total goodwill associated with THI's acquisition of LSI equal to the sales of the Company for the 1996 fiscal year relative to the total sales of LSI during such period (the "Goodwill Percentage"). Promptly following the Closing Date, but in any event no later than September 30, 1997, THI will prepare a draft statement of the net operating assets of the Company (the "Company Net Asset Statement") as of June 28, 1997, and a draft calculation of THI's total goodwill associated with the acquisition of LSI (the "THI Goodwill Statement") as of March 12, 1997, the date of THI's acquisition of LSI. THS will review such statements and provide THI with any objections thereto within 30 days after THS's receipt thereof. If THS does not object within such 30-day period, then the THI Goodwill Statement and the Company Net Asset Statement shall be deemed to be accepted by THS and shall become final. If THS does object to either statement, then the parties will use best efforts to resolve any such objections within 30 days. If the parties are unable to resolve such objections within such 30-day period, then any disputed items will be resolved by an accounting firm designated jointly by THS and THI and the statements shall be finalized in accordance with the determination of such firm.
        Upon finalization of the Companies Net Asset Statement and the THI Goodwill Statement as provided above, the Purchase Price shall be increased or decreased, as the case may be, by (A) the amount by which the net operating assets of the Companies as shown on the Companies Net Asset Statement are greater than or less than $18,645,671 and (B) the amount by which the Goodwill Percentage of THI's total goodwill as shown on the THI Goodwill Statement is greater than or less than $58,740,441. Any payment due by THS or THI to the other under this section 1.3(b) shall be accompanied by interest from the date hereof at a rate equal to the Commercial Paper Composite Rate plus 25 basis points. For purposes of this section 1.3(b), "goodwill" means cost in excess of net tangible assets acquired, and does not include any restructuring or similar costs or reserves accrued in connection with actions taken by the businesses of LSI after March 12, 1997 to reduce costs or enhance profitability, and "net operating assets" means tangible assets, minus total liabilities, determined in accordance with THI's accounting policies.

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             1.4  Closing.  The Closing shall take place at the offices of THI at 81 Wyman Street, Waltham, Massachusetts. At the Closing THI shall deliver, or cause its subsidiaries to deliver, certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed. At the Closing THS shall deliver one or more certificates representing the THS Shares registered in the name of THI and/or such of its subsidiaries as THI shall designate.

        SECTION 2 - REPRESENTATIONS AND WARRANTIES OF THI

             Except as set forth on the disclosure schedule delivered to THS on the date hereof (the "Disclosure Schedule"), THI represents and warrants to THS as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

             2.1 Organization and Qualification. Each of the Sellers and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Sellers and the Company is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of the Company taken as a whole.

             2.2 Authority. THI has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and each of the Sellers has full right, power, capacity and authority to consummate the transactions contemplated hereby to be performed by such Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of THI. This Agreement has been duly and validly executed and delivered by THI and constitutes the valid and binding obligation of THI, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the organizational documents of any Seller or Company, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of Seller or Company is a party or by which any Seller or Company or
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        any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or the Company or any of their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any assets of any of the Company; or (iv) entitle any employee of the Company to severance or other payments or create any other obligation to an employee. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by any Seller or the consummation of the transactions contemplated hereby.

             2.3  Capitalization and Title to Shares.

                  (a) The authorized share capital of the Company is set forth on Exhibit A hereto. The Seller set forth opposite the name of the Company on Exhibit A is the record and beneficial owner of all of the issued and outstanding shares of the Company. All of the Shares are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

                  (b) There are no other shares of capital stock of any Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of any Company. There are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company. The books and records of each Company, including without limitation the books of account, minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the business and affairs of such Company.

             2.4  Subsidiaries and Other Affiliates.

                  (a)  The Disclosure Schedule sets forth all
        Subsidiaries of the Company and the jurisdiction in which each is incorporated. All shares of the capital stock of each Subsidiary owned by the Company are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation or other legal entity of which a party to this Agreement owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors and representations, warranties and covenants referring to the Company contained herein shall be deemed to mean the Company and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

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                  (b)  There are no other shares of capital stock of any
        Subsidiary of the Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Subsidiary of the Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary of the Company.

                  (c) Except for its Subsidiaries, the Company does not, directly or indirectly, own any material equity interest in any corporation, partnership, joint venture or other entity.

             2.5 Financial Statements. THI has delivered to THS prior to the execution of this Agreement true and complete copies of: the unaudited consolidated balance sheet of the Company as at June 28, 1997 (the "Balance Sheet"), and the unaudited consolidated statements of earnings of the Company for the three years ended December 31, 1996 and for the six-month period ended June 28, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of LSI and fairly present the financial condition, results of operations, and cash flows of the Company as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years subject to normal year-end adjustments and footnote disclosures, which in the aggregate are not material.

             2.6 Absence of Undisclosed Liabilities; No Dealings with Affiliates. As of the date of the Balance Sheet, the Company had no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Balance Sheet that were not adequately reflected or reserved against on the Balance Sheet. The Company has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities
        (i) adequately reflected or reserved against on the Balance
        Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice,
        (iii) that would not, in the aggregate, have a material adverse effect on the Company taken as a whole, or (iv) disclosed in this Agreement. The Company has no contractual arrangement with or commitment to or from any of its stockholders, officers, management, directors or employees (or their family members)
        other than such as may have been entered into in the normal course of employment, including, without limiting the generality of the foregoing, being directly or indirectly a joint investor
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        or coventurer with respect to, or owner, lessor, lessee, licenser or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, the Company.

             2.7 Taxes. The Company has accurately prepared and duly and timely filed all federal, state, local, provincial or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), VAT, payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "Taxes"), and to the extent the liabilities of the Company for Taxes have not been fully discharged, adequate reserves have been established on the Balance Sheet. None of the federal, state, local, provincial or foreign Tax returns of the Company has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. The Company is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof, and there are no claims pending or, to the best knowledge of the Company and the Sellers, threatened, against the Company for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of the Company or full reserves have been established therefor; the reserves indicated on the Balance Sheet are also adequate to cover all Taxes that may become payable by the Company in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. Without limiting the generality of the foregoing, the Company has withheld or collected from each payment made to each of their employees, consultants or non-U.S. payees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

             2.8 Properties. The Company owns and has good title to all of the assets and properties reflected as owned by it on the Balance Sheet or acquired by the Company since the date of the Balance Sheet (except personal property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Company taken as a whole. The Company owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Company taken as a whole, all of which are in good and
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        sufficient operating condition and repair, ordinary wear and tear excepted and the Company has not received any notice that any such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

             2.9  Hazardous Materials.

                  (a) There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by the Company during the period of the Company's ownership or lease that could have a material adverse effect on the Company taken as a whole. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a material adverse effect on the Company taken as a whole. For purposes of this Agreement, "Hazardous Material" means any medical waste, flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances," "hazardous materials," "solid waste" or "toxic substances" under any applicable laws or ordinances relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting, petroleum products, and all rules and regulations promulgated pursuant to any such laws and ordinances.

                  (b) THI has previously made available to THS copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Company taken as a whole, if any, and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental authority regarding the foregoing.

             2.10 Accounts Receivable. All accounts and notes receivable of the Company shown on the Balance Sheet and all accounts and notes receivable acquired by the Company subsequent to the date of the Balance Sheet have arisen in the ordinary course of business and have been collected, or are in the process of collection and are collectible in the ordinary course of business and in any event within nine months from the Closing Date, in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Balance Sheet with respect to the accounts and notes receivable shown thereon, or set up consistent with past practice on the books of the Company with respect to
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        the accounts and notes receivable acquired subsequent to the date of the Balance Sheet.

             2.11 Inventories. All Inventories (as defined below) of the Company are of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below- standard quality, all of which are in the aggregate immaterial to the Company taken as a whole. Items included in such Inventories are carried on the books of the Company, and are valued on the Balance Sheet, at the lower of cost or market. The value of obsolete materials and materials of below-standard quality or quantity has been written down on the books of account of the Company to realizable market value. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by the Company for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of the Company in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.

             2.12 Purchase and Sale Commitments. No outstanding purchase commitments by the Company are in excess of the normal, ordinary and usual requirements of the Company, and the aggregate of the contract prices to which the Company has agreed in any outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a material loss is likely to result. No outstanding sales commitment by the Company obligates the Company to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to the Company taken as a whole. There are no material suppliers to the Company of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

             2.13 Governmental Authorizations. The Company has all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders (collectively "Permits") material to the Company taken as a whole. All such Permits are presently in full force and effect, the Company is in compliance with the requirements thereof, no suspension or cancellation of any of them is threatened so far as is known to the Sellers or the Company, and the sale of the Shares as contemplated hereby will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such sale, the consent or approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit. None of the Company or the Sellers has any knowledge of any fact or circumstance which would prevent, limit or restrict it from continuing to operate its business in the
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        present manner, and no new requirements pertaining to the manner of operating its business have been issued or announced by any governmental authority during the past year nor are there any disputes pending between the Company and any governmental authority relating to the Company's operations as presently being conducted or actively considered.

             2.14 Intellectual Property. The Company owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "Proprietary Rights"). A list of all such copyrights, trademarks, tradenames and patents, and all applications therefor, has been furnished or made available to THS. None of the Company or the Sellers is aware of any claim by any third party that the business of the Company as currently conducted or proposed to be conducted infringes upon the unlicensed Proprietary Rights of others, nor has the Company or any of the Sellers received any notice or claim from any third party of such infringement by the Company. None of the Company or the Sellers is aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of the Company. The Company has the right to use, free and clear of claims or rights of others, all customer lists and computer software material to its business as presently conducted. To the best knowledge of the Company and the Sellers, none of the activities of the employees of the Company on behalf of the Company violates any agreements or arrangements which any such employees have with former employers in a way which is materially adverse to the business of the Company taken as a whole.

             2.15 Insurance. The Company is not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, the Company is current in the payment of all premiums due on such insurance and the Company has not failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. The Company maintains insurance on all of their assets and business (including products liability insurance) from insurers which are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. No basis exists which would jeopardize the coverage under any such insurance. No such insurance will be terminated or canceled by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. THI has previously furnished or made available to THS all policies of general liability, fire, title or other forms of insurance applicable to the Company and a

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        description of all claims pending thereunder other than health or dental insurance claims.

             2.16 Employee Benefit Plans.

                  (a) THI has made available or furnished to THS true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (the "ERISA"), currently maintained or contributed to by THI or any of its affiliates for the benefit of the employees or retirees of the Company (each, a "Plan").

                  (b)  Except as set forth on the Disclosure Schedule,
        (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Code, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan, and there is no accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, with respect to such Plan; (ii) there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or
        Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Balance Sheet); (iv) THI has made available to THS as to each such Plan a true and correct copy of (w) the annual report (Form 5500) filed with the IRS for each of the three most recent plan years, (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is, and at all relevant times has been, in compliance with ERISA, the Code and the terms of such Plan. None of the Sellers or the Company or their respective affiliates has ever participated in a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

                  (c) Except as set forth on the Disclosure Schedule, the Company has no obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

                  (d) The Company has no liability under or with respect to any employee benefit plans or arrangements that it no longer maintains or in which it no longer participates.
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             2.17 Agreements and Documents.  THI has previously furnished or made available to THS true, correct and complete copies of each document that is referred to or otherwise related to any of the following items referred to in this Section 2.17:

                  (a) each document related to interests in real property owned, leased or otherwise used or claimed by the Company;

                  (b) (i) each agreement of the Company made in the ordinary course of business which involves aggregate future payments by or to the Company of more than one hundred fifty thousand dollars ($150,000) or any agreement made in the ordinary course of business whose term extends beyond one year after the date hereof; (ii) each agreement containing any covenant restricting the freedom of the Company to compete in any line of business or with any person; and (iii) each agreement of the Company not made in the ordinary course of business which is or was to be performed after July 30, 1997;

                  (c) all employment or similar compensation agreements of the Company which may not be terminated by the Company without penalty within thirty days after the Closing;

                  (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of any of the Company (or applying to the Company) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

                  (e)  all labor unions or other organizations
        representing, purporting to represent or attempting to represent any employees of the Company, and all collective bargaining agreements of the Company with any labor unions or other representatives or employees;

                  (f) each agreement or other instrument or arrangement defining the terms on which any indebtedness of the Company (or a guarantee by the Company of indebtedness) is or may be issued; and

                  (g) the names and addresses of all banks in which the Company has accounts or lines of credit, and with respect to each such account or line of credit, the names of all persons authorized to draw thereon.

                  The Company is not a party to any oral contract or agreement which would be required to have been furnished or made available to THS under this Section 2.17 had such contract or agreement been committed to writing.

                                       11PAGE

             2.18 Validity. There is no default or claimed or purported or alleged default, or basis on which with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of any party (including the Company) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section 2.17 or otherwise in this Agreement.

             2.19 No Changes. Since the date of the Balance Sheet there has not been:

                  (a) any material adverse change in the business of the Company taken as a whole;

                  (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the business of the Company taken as a whole;

                  (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of such stock;

                  (d) any option to purchase any capital stock of the Company granted to any person, or any employment or deferred compensation agreement entered into between the Company and any of its stockholders, officers, directors, employees or consultants;

                  (e) any issuance or sale by the Company of any stock, bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of the Company;

                  (f) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting the Company;

                  (g) any statute, rule or regulation, or, to the best knowledge of the Company and the Sellers, any government policy, adopted which may materially and adversely affect the business of the Company;

                  (h)  any mortgage, lien, attachment, pledge,
        encumbrance or security interest created on any asset, tangible or intangible, of the Company, or assumed, either by the Company or by others, with respect to any such assets, except for liens permitted under Section 2.8;

                  (i) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that is reflected in this Agreement) engaged in, by the Company, except those in the ordinary course
                                       12PAGE
        of business that are individually, or in the aggregate to one group of related parties, less than fifty thousand dollars ($50,000);

                  (j) any obligation or liability discharged or satisfied by the Company, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business which are individually, or in the aggregate to one group of related parties, less than twenty five thousand dollars ($25,000) in amount;

                  (k) any sale, assignment, lease, transfer or other disposition of any tangible asset of the Company, except in the ordinary course of business, or any sale, assignment, lease, transfer or other disposition of its patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

                  (l) any amendment, termination or waiver of any material right belonging to the Company;

                  (m) any increase in the compensation or benefits payable or to become payable by the Company to any of its officers or employees;

                  (n) any other action or omission by the Company, or the passage of any resolution, other than in the ordinary course of business.

             2.20 Litigation or Proceedings. The Company is not engaged in, or a party to, or, to the best of the Sellers' and the Company's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which the Company is a party by or with any court, arbitrator or governmental authority affecting the Company.

             2.21 Compliance with Laws. The Company (i) has not been and is not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental or other federal, state, local or foreign law, ordinance, regulation, rule, order or governmental policy applicable to it; (ii) has not received any complaint from any governmental authority, and to the best knowledge of the Sellers and the Company, none is threatened, alleging that the Company has violated any such law, ordinance, regulation, rule, order or governmental policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of the Company (whether leased or owned) by condemnation or right of eminent domain and, to the
                                       13PAGE
        best knowledge of the Sellers and the Company, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business of the Company.

             2.22 Labor Matters. There are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints pending or, to the best knowledge of the Sellers and the Company, threatened against the Company or between the Company and any of its employees.

             2.23 Recalls. There is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with respect to any product sold or proposed to be sold by the Company. None of the products of any of the Company is subject to any recall proceedings and to the best of its knowledge no such proceedings have been threatened.

             2.24 Brokers and Finders. None of the Sellers or the Company has employed any broker, agent or finder or incurred any liability on behalf of any of the Sellers or the Company or for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

             2.25 Powers of Attorney. The Company has no powers of attorney or similar authorizations outstanding.

             2.26 No Termination of Relationship. As of the date hereof, none of the Sellers or the Company has any reason to expect that any relationship between the Company and a material distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

             2.27 All Information. THS has been furnished in writing prior to the execution of this Agreement all information as to the business of the Company material to a reasonable buyer's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

             2.28 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of THI pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                      14PAGE

        SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THS
             THS represents and warrants to THI as follows.

             3.1  Organization.   THS is a corporation duly organized,
        validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

             3.2 Authority. THS has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of THS, except that approval of the THS shareholders is required to list the THS Shares on the AMEX. This Agreement has been duly and validly executed and delivered by THS and constitutes the valid and binding obligation of THS, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of THS, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which THS is a party or by which THS or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to THS or any of its properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of its assets. Except for the listing of the THS Shares for trading on the AMEX, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by THS or the consummation of the
        transactions contemplated hereby.   The THS Shares will be, when
        issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

             3.3 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of THS pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.
                                    15PAGE

        SECTION 4 - COVENANTS AND AGREEMENTS

             4.1 Conduct of Business. Except with the prior written consent of THS, which will not be unreasonably withheld or delayed, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, THI shall cause the Sellers and the Company to observe the following covenants:

                  (a) Affirmative Covenants Pending Closing. The Sellers and the Company shall:

                       (i)  Preservation of Personnel.  Use all
        reasonable efforts to preserve intact the business organization of the Company and keep available the services of the present employees of the Company, in each case in accordance with past practice, it being understood that the termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                       (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies applicable to the Company in coverage amounts not less than those in effect at the date of this Agreement;

                       (iii)     Preservation of the Business;
        Maintenance of Properties. Use all reasonable efforts to preserve the business of the Company, advertise, promote and market its products and services in accordance with past practices over the last twelve months, keep their properties intact, preserve their goodwill, maintain all physical properties in such operating condition as will permit the conduct of such business on a basis consistent with past practice;

                       (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the Proprietary Rights of the Company; and

                       (v) Ordinary Course of Business. Operate the business of the Company solely in the ordinary course.

                  (b) Negative Covenants Pending Closing. THI shall cause each of the Sellers and the Company not to:

                       (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of the assets of the Company other than sales or transfers in the ordinary course of business or the creation of liens under existing arrangements disclosed hereunder and liens permitted under Section 2.8;

                       (ii) Liabilities. Permit the Company to (A) incur any obligation or liability other than in the ordinary course of business, (B) incur any indebtedness for borrowed money in excess of $100,000 or (C) enter into any contracts or commitments
                                       16PAGE
        involving payments by the Company of $100,000 or more other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business;

                       (iii) Compensation. Except as required by applicable law or any existing employment or severance agreement,
        (A) change the compensation or fringe benefits of any officer, director, employee or agent of the Company, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or (B) enter into or modify any employment, severance or other agreement with any officer, director or employee of the Company or any benefit plan (it being understood that hiring of at will employees in the ordinary course of business shall not constitute a violation of this covenant) or (C) enter into or modify any agreement with any consultant, except for agreements terminable upon not more than one year's notice that are consistent with past practices with respect to consulting agreements.

                       (iv) Capital Stock. Make any change in the number of shares of capital stock of the Company authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of capital stock of the Company, or declare or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or sell or transfer any shares of its capital stock;

                       (v)  Organizational Documents.  Amend the
        organizational documents of the Company;

                       (vi) Acquisitions. Make any material acquisition of property other than in the ordinary course of the business of the Company;

                       (vi) License Agreements. Enter into or modify any license, technology development or technology transfer agreement between any of the Company and any other person or entity.

             4.2 Corporate Examinations and Investigations. Prior to the Closing Date, THS shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company, as is reasonably necessary or appropriate in connection with its investigation of the Company with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the business and each party shall cooperate fully therein. No investigation by THS shall diminish or obviate any of the representations, warranties, covenants or agreements of THI contained in this Agreement. In order that THS may have full opportunity to make such investigation, THI shall furnish the representatives of THS with all such information and copies of such documents concerning the affairs of the Company as THS may
                                       17PAGE
        reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with THS's representatives in connection with such investigation.

             4.3 Expenses. THS and THI shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

             4.4 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

             4.5 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing Date, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

             4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

             4.7 Listing of Shares. Promptly after the date hereof, THS shall take all action necessary in accordance with applicable law to convene a meeting of its shareholders to be held for the purpose of approving the listing of the THS Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. In connection with such meeting, THS's Board of Directors shall recommend to the THS shareholders the approval of the listing of the THS Shares pursuant to this Agreement. THS shall use all reasonable efforts to obtain all votes and approvals of the THS shareholders necessary for the listing of the THS Shares and all related matters required under the Delaware Business Corporation Act, and its Certificate of Incorporation and By-laws. THI hereby agrees to vote all of the shares of THS common stock held by it as of the record date of any such meeting in favor of the listing of the THS Shares and all such related matters.

             4.8 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of THS and THI, which approval shall not be unreasonably withheld, provided that a party shall
                                       18PAGE
        not be prevented from making such disclosure as it shall be advised by counsel is required by law.

             4.9 No Solicitation. None of the Sellers or the Company will (i) solicit or initiate discussions with any person, other than THS, relating to the possible acquisition of any of the Company or all or a material portion of the assets or any of the capital stock of the Company or any merger or other business combination with the Company (an "Acquisition Transaction") or
        (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. THI agrees to inform THS within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

             4.10 Indemnification.

                  (a) Right to Indemnification. THS and THI (as the case may be, the "Indemnitee") shall be indemnified on its respective demand made to the other (the "Indemnitor") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

                       (i)  the inaccuracy of any representation or
        warranty made by the Indemnitor in or pursuant to this Agreement;
        and

                       (ii) any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

        For the purpose of this Section 4.10, (a) the term "damages" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and (b) damages shall not include any amounts for which the Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

                  (b) Indemnification Procedures. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4.10. The Indemnitor shall have the right, at its expense, to defend, contest, protest,
                                       19PAGE
        settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

                  (c) Limitations on Indemnification. The rights of THS and THI to be indemnified pursuant to Section 4.10 shall survive the Closing Date for a period of two years.

             4.11 Tax-Free Qualification. The Sellers and THS agree that they will take no actions not contemplated by this Agreement that would cause the transaction not to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

        SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THS

             The obligation of THS to acquire the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

             5.1 Representations, Warranties and Covenants. The representations and warranties of THI contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the business of the Company taken as a whole since the date hereof. THI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals. THI shall have delivered to THS a certificate, dated the Closing Date, to the foregoing effect.

             5.2 Certificates. THI shall have furnished THS with such certificates of public officials and of the Sellers' or the Company' officers as may be reasonably requested by THS.


        SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THI

             The obligation of THI to sell the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

             6.1 Representations, Warranties and Covenants. The representations and warranties of THS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement). THS shall have performed and complied in all material respects with all
                                       20PAGE
        covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals, including approval of the THS shareholders of the listing of the THS Shares on the AMEX. THS shall have delivered to LSI a certificate, dated the Closing Date, to the foregoing effect.

             6.2 Certificates. THS shall have furnished THI with such certificates of public officials and of THS's officers as may be reasonably requested by THI.

        SECTION 7 - TERMINATION, AMENDMENT AND WAIVER

             7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

                  (a) by THI upon written notice to THS if THS has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from THI;

                  (b) by THS upon written notice to THI if THI has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from THS;

                  (c) by either party if any court of competent jurisdiction or United States or foreign governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale of any of the Shares and such order, decree or ruling shall have become final and nonappealable; or

                  (d) at any time with the written consent of THS and THI.

             7.2 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 4.3 relating to expenses and Section 4.8 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

             7.3 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

             7.4 Waiver. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations,
                                       21PAGE
        agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

        SECTION 8 - MISCELLANEOUS

             8.1 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to THI:

                       Thermo Instrument Systems Inc.
                       1851 Central Drive
                       Suite 314
                       Bedford, TX  76021
                       Attention:  President


                  With a copy to:

                       Thermo Electron Corporation
                       81 Wyman Street
                       Waltham, Massachusetts  02254
                       Attention:  General Counsel

                  If to THS:

                       ThermoSpectra Corporation
                       81 Wyman Street
                       Waltham, Massachusetts  02254
                       Attention:  President


                  With a copy to:

                       Thermo Electron Corporation
                       81 Wyman Street
                       Waltham, Massachusetts  02254
                       Attention:  General Counsel

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

                                       22PAGE

             8.2 Survival and Materiality of Representations. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Closing Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

             8.3 Entire Agreement. This Agreement, including the exhibits, the Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

             8.4 Parties in Interest. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

             8.5 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             8.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             8.7 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             8.9 Further Assurances. THI will execute and furnish to THS all documents and will do or cause to be done all other things that THS may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

             8.10 Governing Law. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to

                                       23PAGE
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        be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

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             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      THERMOSPECTRA CORPORATION



        [Seal]                        By:/s/ Theo Melas-Kyriazi
                                      Name:     Theo Melas-Kyriazi
                                      Title:    President


                                      THERMO INSTRUMENT SYSTEMS INC.



        [Seal]                        By:/s/ Earl R. Lewis
                                      Name:     Earl R. Lewis
                                      Title:    President




        AA972030008